Exhibit 10.19

FORM OF

SEVERANCE AND RELEASE AGREEMENT

Stillwater National Bank and Jerry Lanier have reached the following Severance and Release Agreement (“Agreement”). In this Agreement, “Former Employee” refers to Jerry Lanier; “Bank” refers to Stillwater National Bank, together with any parent or subsidiaries, related and affiliated entities, companies, and the employees, officers, trustees, directors, agents, shareholders, successors, assigns, servants, third party administrators and insurers of any of them.

1. On September 22, 2011, Former Employee was informed that the Bank has decided to change direction as it relates to the credit resolution functions. As part of this philosophical change in direction, the decision has been made that Former Employee will no longer be employed by the Bank. In exchange for the Former Employee signing the Agreement, the Bank is offering Former Employee the chance to voluntarily resign and take early retirement in lieu of termination, and to receive the following post-termination benefits: severance pay (gross) in the amount of Three Hundred Seven Thousand Five Hundred Dollars and 06/100 ($307,500.06) plus an additional amount of Nine Thousand Eighty Five Dollars and 32/100 ($9,085.32) representing Former Employee’s medical and dental premiums for eighteen (18) months at current rates (and excluding the 2% COBRA premium which must be paid by Former Employee), and additional amounts of Thirteen Thousand Three Hundred Twenty and No/100 ($13,320.00) and Four Thousand Severn Hundred Thirty Six Dollars and 52/100 ($4,736.52), representing current long-term care and long-term disability premiums respectively (although disability insurance is not portable), less all applicable federal and state withholdings and other applicable deductions allowed by law (collectively the “Severance Payment”). In addition, title to the Bank-owned 2008 Acura automobile currently used by Former Employee will be transferred to Former Employee. Therefore, in consideration for the execution by Former Employee of this Agreement and for the covenants and promises described below, the Bank will accept Former Employee’s voluntary resignation and early retirement in lieu of termination (Former Employee will provide a written resignation letter within five (5) business days of the full execution of the Agreement which will subsequently be placed by Bank in Former Employee’s personnel file), and Bank will provide Former Employee the Severance Payment. The Severance Payment shall be contingent upon the execution and non-revocation of this Agreement as described in paragraph 9 below. The Severance Payment will be delivered to Former Employee no less than five (5) business days after the end of the revocation period described in paragraph 9. Former Employee acknowledges and understands that the Severance Payment does not entitle Former Employee to any continued fringe benefits with the Bank that he would not otherwise be entitled to absent the execution of the Agreement.

2. Former Employee states that he has not previously filed or joined in any complaints, petitions, charges or lawsuits against the Bank with any governmental agency or court of law. Former Employee agrees to and does release the Bank from all claims or demands Former Employee may have based on Former Employee’s employment with the Bank or the termination of that employment. This includes a release of any rights or claims Former Employee may have under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; 42 U.S.C. § 1981, 1983 and 1985; Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which prohibits discrimination against qualified individuals with a disability; the Fair Labor Standards Act, including the Wage and Hour Laws relating to payment of wages; the Family and Medical Leave Act, which provides certain leave of absence benefits to employees; Employment Retirement Income Security Act, which protects certain employee benefits; Oklahoma’s Workers’ Compensation laws and regulations preventing discharge in retaliation for exercising rights under Oklahoma’s Workers’ Compensation Act; or any other federal, state or local laws or regulations prohibiting employment discrimination, including qui tam actions. This also includes a release by Former Employee of any claims for breach of contract, impairment of economic opportunities, intentional infliction of emotional distress, invasion of privacy, wrongful discharge, discharge in violation of public policy, or that the Bank has dealt with Former Employee unfairly or in bad faith or any other common law contract or tort claim. This release covers both claims that Former Employee knows about and those he may not know about. Former Employee also represents that he has not given or sold any portion of any claim discussed in this Agreement to anyone else.

3. Former Employee promises never to file a lawsuit asserting any claims that are released in paragraph 2. The Bank promises to defend and indemnify Former Employee in connection with any claim asserted against Former Employee for actions taken in the scope of his employment while he worked for Bank, except for any cause(s) of action based on allegations of gross negligence or criminal fraud by the Former Employee, in which case the Former Employee will not be provided a defense or indemnification by the Bank for such claims.

4. If Former Employee breaks his promise in paragraph 3 of this Agreement and files a lawsuit based on legal claims that Former Employee has released, Former Employee will pay for all costs incurred by the Bank, any related companies or the managers, directors or employees of any of them, including reasonable attorneys’ fees, in defending against Former Employee’s claim(s).

5. Bank makes this Agreement to avoid the cost of defending against any possible legal action. By making this Agreement, the Bank specifically contests and categorically denies that it has engaged in any wrongdoing of any kind whatsoever.

6. This Agreement does not waive any rights or claims that Former Employee may have which arise after the date the Former Employee signs this Agreement.

7. Former Employee acknowledges that he received a copy of this Agreement on September 22, 2011, and was offered a period of at least twenty-one (21) days to consider it.

8. Former Employee is advised to consult with an attorney of his choice before signing this Agreement. Former Employee agrees that the Bank shall not be required to pay any of his attorney’s fees in this or any related matter or lawsuit, now or later, and that the Severance Payment described in paragraph 1 is in full and complete settlement of all matters between Former Employee and Bank, including but not limited to, attorney’s fees and costs.

9. Former Employee may revoke this Agreement within seven (7) days of his signing it. Revocation can be made by delivering a written notice of revocation to DeAnn Koumbis, VP/Human Resources Director. For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh (7th) calendar day after Former Employee signs this Agreement. If Former Employee revokes this Agreement it shall not be effective or enforceable and Former Employee will not receive any of the benefits described in paragraph 1.

10. Former Employee acknowledges that, if this Agreement becomes effective, he will not reapply for employment with the Bank. and Former Employee’s employment with the Bank will cease irrevocably and forever, and will not be resumed again at any time in the future.

11. Former Employee understands that nothing in paragraphs 3, 4 and 15 or any other part of this Agreement shall prohibit or restrict Former Employee from filing a claim or participating in a proceeding relating to a violation of any federal, state, or local law relating to fraud against shareholders or any rule of the Securities and Exchange Commission.

12. Former Employee acknowledges that, in the course of his work as an Former Employee and officer of the Bank, he has had and may have access to information concerning the Bank, its business and investments, its borrowers, accounting information, financial information, project information, vendor information, Bank strategies, expansion opportunities and strategies, litigation strategies, litigation settlement strategies, labor negotiation strategies and tactics, trade secrets, methods of doing business and other technical information (collectively “Proprietary and/or Financial Information”), and that the Bank has developed, compiled and otherwise obtained, often at great expense, this Proprietary and/or Financial Information, which has great value to the Bank’s business and could have value to its competitors. This Proprietary and/or Financial Information may include prospective business opportunities which Former Employee had contact with on behalf of the Bank during his employment (and therefore Former Employee has knowledge about these business opportunities that would create an unfair competitive advantage for Bank’s market competitors if the information was disclosed to them in violation of this Agreement). Former Employee promises not to disclose any Proprietary and/or Financial Information regarding Bank’s prospective projects (including the any specific business opportunities that Former Employee pursued on behalf of Bank) for any reason whatsoever to any person, entity, business, or other third party without the express prior written consent of the Bank (signed by the Chief Credit Officer or higher). Former Employee agrees to hold in strict confidence and not disclose any such Proprietary and/or Financial Information, directly or indirectly, to anyone outside of the Bank or use, copy, publish, summarize such Proprietary and/or Financial Information for any purpose. In addition, Former Employee agrees not to remove such Proprietary and/or Financial Information from the Bank’s premises. As part of this Agreement, Former Employee agrees that he will immediately return to the Bank the following original pieces (and all copies thereof) of Bank property: including but not limited to computer, cell phone and all other Bank property in Former Employee’s possession, and Former Employee further promises not to make any copies of the same prior to the return of such property. After the return of the aforementioned property, Former Employee represents and warrants that he has no such Proprietary and/or Financial Information physically in his possession or under his custody or control. As part of the consideration for and inducement to entering this Agreement, the Bank is expressly relying on the foregoing warranty and representation of Former Employee. Former Employee’s execution of this Agreement confirms that he has not disclosed any Proprietary and/or Financial Information to any third parties. Finally, Former Employee acknowledges, understands and agrees that he continues to be bound by the terms of the Confidentiality Agreement (attached as Exhibit “A” to the Agreement he signed on or about April 10, 2001, which remains in full force and effect, the terms of which are supplemental to and in conjunction with those in the Agreement).

13. For a period of Eighteen (18) months from the date of this Agreement, Former Employee shall not hire or attempt to hire any employee of the Bank who was employed with the Bank at the time of Employee’s departure, or assist in such hiring by any other person or entity, or encourage any Former Employee to terminate his or her employment with the Bank.

14. Former Employee agrees not to make any statements or otherwise engage in any communications (whether written or oral) that in any way disparage or otherwise denigrate the Bank.

15. As an express condition of this Agreement, Former Employee agrees not to take any action that is adverse to Bank, or any of its parents, subsidiaries or affiliates, either individually or in concert with others.

16. Former Employee agrees to keep the terms, amount and facts of this Agreement completely confidential, and that he will not disclose any information concerning this agreement to anyone other than his immediate family and lawyer(s), who will be informed of and bound by this confidentiality clause. Former Employee, his family members, financial advisors and lawyers shall respond to any inquiry about the status of the termination of his employment only by stating that “Former Employee resigned his employment from Bank,” (or words to that effect) unless required to say more by a court or agency that has the power to require them to testify further. Former Employee realizes that revealing any other information by him or any of his family members or professional representatives would cause Bank injury and damage the actual amount of which would be hard to determine, so Former Employee agrees to pay the Bank Ten Thousand Dollars and No/100 ($10,000.00) each time this happens, and also to pay all of the Bank’s attorneys’ fees and costs incurred in getting a court order to stop him and/or to seek such damages.

17. This Agreement shall be governed and interpreted in accordance with the laws of the State of Oklahoma. In the event litigation is instituted between the parties in connection with any controversy or dispute arising from, under or related to this Agreement, the judgment herein should include a reasonable sum to be paid to the prevailing party on account of attorneys’ fees incurred in such litigation.

18. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

19. Bank and Former Employee desire that any dispute concerning this Agreement be handled out of court. Accordingly, they agree that any such dispute shall, as the parties’ sole and exclusive remedy, be submitted to arbitration in Oklahoma County, Oklahoma, before an experienced employment arbitrator licensed to practice law in Oklahoma and selected in accordance with the standard rules of the American Arbitration Association (AAA). (Former Employee understands that he may obtain a copy of such rules by calling the AAA, located in Washington, D.C., directly if Former Employee’s lawyers do not have copies available.) The laws of the State of Oklahoma shall govern interpretation of this Agreement. Should Former Employee or Bank start any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement, or pursue any method of resolution of a dispute other than mutual agreement of the parties or arbitration, then all damages, costs, expenses and attorneys’ fees incurred by the other party as a result shall be the responsibility of the one bringing the suit or starting the procedure.

20. This is the whole Agreement between Former Employee and Bank. No promises oral or written statement upon which Former Employee has been told to rely have been made to him other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, then both Former Employee and the Bank desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable. Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.

FORMER EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE BY FORMER EMPLOYEE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date	JERRY LANIER

Date	Witness

Date	JERRY LANIER
(signed after 7 day revocation period)

Date	Witness

Date	DeAnn Koumbis
Vice President, Human Resources Director
Stillwater National Bank

Date	Witness

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